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Exhibit 99.1


   Essential Reality Completes ACQUISITION OF alliancecorner distributors inc.

ALLIANCECORNER DISTRIBUTORS INC. BECOMES A WHOLLY OWNED SUBSIDIARY OF ESSENTIAL REALITY INC.

For Immediate Release
---------------------

         College Point, New York - July 1, 2004 - Essential Reality, Inc. (OTC Pink Sheets: ESSR) today announced that it acquired AllianceCorner Distributors Inc., a wholesale distributor of interactive video games and gaming products, and that it concurrently completed a private placement of preferred stock and warrants for aggregate net proceeds of approximately $2.8 million. The Company also announced that it proposes to amend its certificate of incorporation to increase its authorized shares, and to reverse split its 22,000,000 previously outstanding shares of common stock into 500,000 shares on a 1 for 44 basis.

         As the purchase price for AllianceCorner, the Company issued preferred stock that upon the charter amendment will convert into 24,679,995 post-split shares of common stock. In connection with the private placement and related transactions, the Company issued preferred stock that upon the charter amendment will convert into 26,540,510 post-split shares of common stock, subject to increase at 6% per annum until the charter amendment is completed, and warrants to purchase 1,564,095 post-split shares at $.005 per share. The preferred shares vote on an as converted basis. All shares have registration rights.

         The shares of the Company outstanding prior to these issuances constitute approximately 1% of the total shares outstanding on a fully diluted basis after the issuances. Investors in the private placement paid to the Company the equivalent of approximately $.005 for each pre-split share ($.22 per post-split share) on an as converted basis.


The board of directors of the Company has been reconstituted to consist of Jay Gelman and Andre Muller, both of whom were former owners of AllianceCorner, Humbert Powell III and Thomas Vitiello. The former owners of AllianceCorner intend to name a fifth director. Jay Gelman was appointed Chairman and Chief Executive Officer, and Andre Muller was appointed President and Chief Operating Officer. In addition to the preferred shares that were issued to the former owners of AllianceCorner, the former owners will also vote on an as converted basis 6,196,983 additional post-split shares for which they were granted proxies by certain preferred shareholders.

         The acquisition by Essential Reality of Alliance will be accounted for as a reverse acquisition by Alliance of Essential Reality.

         Additional information will be contained in an SEC Report on Form 8-K to be filed by the Company.

Contact:
David Devor
Essential Reality, Inc.
ddevor@essentialreality.com